Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-I

(Form Type)

Jefferies Credit Partners BDC Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate(2)	Amount of Filing Fee

Fees to Be Paid	$19,650,250	0.0001531	$3,008.46

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$19,650,250(1)

Total Fees Due for Filing			$3,008.46

Total Fees Previously Paid			$0.00

Total Fee Offsets			$2,711.57(3)

Net Fee Due			$296.89

(1)

Estimated for purposes of calculating the amount of the filing fee only. Calculated as the aggregate maximum purchase price for shares of common stock, based upon the net asset value per share as of March 31, 2025.

(2)

The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified by Order Making Fiscal Year 2025 Annual Adjustments to Registration Fee Rates (Release Nos. 33-11299; 34-100784 / August 20, 2024), equals $153.10 per million dollars of the value of the transaction.

(3)

An aggregate fee of $1,477.81 was paid with the filing of the Schedule TO-I by the Company (File No. 005-94255) on October 1, 2024 (the “October 2024 Schedule TO-I”). The final transaction fee due pursuant to the final amendment to the October 2024 Schedule TO-I filed on November 7, 2024, was $0.00, as no shares were tendered in connection with the related tender offer, leaving the aggregate fee in the amount of $1,477.81 remaining from the October 2024 Schedule TO-I for future offset claims. Pursuant to Rule 0-11(a)(2) under the Exchange Act, the aggregate fee in the amount of $1,477.81 paid in connection with the October 2024 Schedule TO-I is being used to offset a portion of the filing fee due in connection with this Schedule TO-I.

An aggregate fee of $566.46 was paid with the filing of the Schedule TO-I by the Company (File No. 005-94255) on January 24, 2025 (the “January 2025 Schedule TO-I”). The final transaction fee due pursuant to the final amendment to the January 2025 Schedule TO-I filed on March 4, 2025, was $0.00, as no shares were tendered in connection with the related tender offer, leaving the aggregate fee in the amount of $566.46 remaining from the January 2025 Schedule TO-I for future offset claims. Pursuant to Rule 0-11(a)(2) under the Exchange Act, the aggregate fee in the amount of $566.46 paid in connection with the January 2025 Schedule TO-I is being used to offset a portion of the filing fee due in connection with this Schedule TO-I.

An aggregate fee of $683.83 was paid with the filing of the Schedule TO-I by the Company (File No. 005-94255) on April 1, 2025 (the “April 2025 Schedule TO-I”). The final transaction fee due pursuant to the final amendment to the April 2025 Schedule TO-I filed on May 5, 2025, was $16.53, leaving $667.30 of filing fees remaining from the April 2025 Schedule TO-I for future offset claims. Pursuant to Rule 0-11(a)(2) under the Exchange Act, the remaining $667.30 filing fee paid in connection with the April 2025 Schedule TO-I is being used to offset a portion of the filing fee due in connection with this Schedule TO-I.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Jefferies Credit Partners BDC Inc.	SC TO-I	005-94255	October 1, 2024		$1,477.81

Fee Offset Sources	Jefferies Credit Partners BDC Inc.	SC TO-I	005-94255		October 1, 2024		$1,477.81

Fee Offset Claims	Jefferies Credit Partners BDC Inc.	SC TO-I	005-94255	January 24, 2025		$566.46

Fee Offset Sources	Jefferies Credit Partners BDC Inc.	SC TO-I	005-94255		January 24, 2025		$566.46

Fee Offset Claims	Jefferies Credit Partners BDC Inc.	SC TO-I	005-94255	April 1, 2025		$667.30

Fee Offset Sources	Jefferies Credit Partners BDC Inc.	SC TO-I	005-94255		April 1, 2025		$667.30